Exhibit 99.03

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EDITED TRANSCRIPT
AB - Q4 2013 AllianceBernstein Holding L.P. Earnings Conference Call

EVENT DATE/TIME: FEBRUARY 12, 2014 / 01:00PM  GMT

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FEBRUARY 12, 2014 / 01:00PM GMT, AB - Q4 2013 AllianceBernstein Holding L.P. Earnings Conference Call

CORPORATE PARTICIPANTS
 Andrea Prochniak AllianceBernstein Holding LP - Director of IR
 Peter Kraus AllianceBernstein Holding LP - Chairman and CEO
 John Weisenseel AllianceBernstein Holding LP - CFO
 Jim Gingrich AllianceBernstein Holding LP - COO

CONFERENCE CALL PARTICIPANTS
 Cynthia Mayer BofA Merrill Lynch - Analyst
 Matt Kelley Morgan Stanley - Analyst
 Robert Lee Keefe, Bruyette & Woods - Analyst
 Bill Katz Citigroup - Analyst
 Michael Kim Sandler O'Neill & Partners – Analyst

PRESENTATION

Operator

Thank you for standing by and welcome to the AllianceBernstein fourth-quarter 2013 earnings review. At this time all participants are in a listen-only mode. After their remarks there will be a question and answer session, and I will give you instructions on how to ask a question at that time.

As a reminder this conference is being recorded and will be available for replay for one week.

I would now like to turn the conference over to the host for this call, the Director of Investor Relations for AllianceBernstein, Miss Andrea Prochniak. Please go ahead.

Andrea Prochniak - AllianceBernstein Holding LP - Director of IR

Thank you, Sheralee. Hello, and welcome to our fourth-quarter 2013 earnings review.

This conference call is being webcast and accompanied by a slide presentation that is posted to the investors relations section of our website. Our Chairman and CEO, Peter Kraus; CFO, John Weisenseel; and COO, Jim Gingrich will present our financial results and take questions after our prepared remarks.

Some of the information we present today is forward-looking and subject to certain SEC rules and regulations regarding disclosure. So I would like to point out the Safe Harbor language on Slide 1 of our presentation. You can also find our Safe Harbor language in the MD&A of our 2013 Form 10-K, which we filed this morning. Under Regulation FD, management may only address questions of a material nature from the investment community in a public forum. So please ask all such questions during this call.

We are also live tweeting today's earnings call. You can follow us on Twitter using our handle @AllianceBernstn.

Now I'll turn the call over to Peter.

Peter Kraus - AllianceBernstein Holding LP - Chairman and CEO

Thanks, Andrea, and thank you all for joining us this morning.

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FEBRUARY 12, 2014 / 01:00PM GMT, AB - Q4 2013 AllianceBernstein Holding L.P. Earnings Conference Call

Let's start with the firm-wide overview on slide 3. Equity markets continued to be quite constructive through the fourth quarter of last year, while debt markets remained challenged. This affected our flows particularly in retail fixed income in and Asia ex-Japan.

Our fourth-quarter gross sales declined 21% sequentially and 39% year on year. But gross sales of $80 billion for the year declined just 2%.

Net outflows of $10.3 billion for the fourth quarter include $6.8 billion in institutional fixed income assets we lost as a result of AXA's sale of MONY. You can see how much stronger our flows look when we isolate the impact of AXA's dispositions, as we do on this slide. AXA's business divestitures account for $7.1 billion of our 2013 outflows, and $5.8 billion in 2012, so ex-AXA our total net outflows declined to $5.2 billion in 2013, from $8.6 billion in 2012.

Market appreciation increased our AUM by $13.4 billion for the quarter, and nearly $31 billion for the year. And we finished 2013 with $450 billion in AUM. With strong equity market returns and equity alpha, our average AUM was higher at quarter end, and year-end as well.

Slide 4 illustrates our quarterly flows trends across channels. In institutions, gross sales increased to $5.5 billion from the third quarter's $4.5 billion; absent MONY's redemptions, net flows would have been about $1 billion positive.

In retail, fourth-quarter net flows were $3.9 billion outflows, the vast majority from Asia ex-Japan as investors in the region shifted from fixed income to equities. In Private Client, fourth-quarter net outflows of $800 million were down 75% year on year. So our flow improvement here is clear.

We just released January AUM of $445 billion after market closed yesterday, down $5 billion or 1% from year end. The turn in the equity markets was the biggest driver of the decline, though negative firm wide net flows contributed as well. Net flows were essentially flat in institutions, slightly positive in Private Client, total retail flows were negative, but positive outside of Asia ex-Japan.

Now, let's take a closer look at our businesses starting with institutions on slide 5. The chart at the top left shows just how much our flows have improved over the past few years. Annual net outflows today are a fraction of their peak levels. Our $20 billion-plus net flow improvement in 2013 came on the heels of a $23 billion flow improvement in 2012.

Excluding the fourth-quarter MONY redemptions, we were net positive for the quarter and the year. Sales were up in every major region and asset class in 2013, and we maintain a high level of activity completing some 400 diverse new business RFPs during the year. Our $5.6 billion new business pipeline at year end, which you can see at the bottom right, is fairly evenly split across regions.

Our new pipeline additions have also become increasingly profitable as we've grown in areas like select equities, real estate, factor funds, and other alternatives and multi-asset offerings. In 2013 the average fee rate on our pipeline of new business was double our average pipeline fee rate for 2012. Every part of our institutional business: client engagement, business mix, and profitability of new business is trending in the right direction.

Let's talk about our investment performance beginning with fixed income on slide 6. Our team's done a great job and continues to do a good job, navigating the volatility of the global debt markets, even with the year we just had, there is a lot of green in that column. It's worth noting that Unconstrained Bond, our new go anywhere strategy, is doing very well in the institutions channel.

Turning to the three- and five-year periods, you can see how we've maintained our long-term investment premiums across services. At year end, 85% of our fixed income assets were in services that outperformed their benchmarks for both periods.

Looking ahead, I feel very good about our fixed income franchise. We've got the right global, integrated, and credit-focused platform to weather any market environment, and we're pursuing new areas like middle-market and infrastructure lending that align well with how the marketplace is evolving and where our clients increasingly want to be.

Now, let's turn to equity investment performance which is on slide 7. Throughout the year, our equity team continued its impressive turnaround with -- many of our one-year numbers are the best we've seen in years.

On the value side Global Strategic Value outperformed by more than 1,300 basis points, US Strategic Value by 860 basis points, and Global Value by 700 basis points. In growth, Emerging Markets Growth outperformed by 680 basis points for the year, and US Large Cap Growth by 520 basis points. All of these value and growth strategies were top-quartile performers or better.

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FEBRUARY 12, 2014 / 01:00PM GMT, AB - Q4 2013 AllianceBernstein Holding L.P. Earnings Conference Call

At the same time, we held onto our long-term performance premiums in several other strategies like US small and smid-cap value, US small cap growth, US growth and income, and global REITs. These are very strong numbers across the board and our momentum continues.

We knew our most challenged equity services would outperform for clients once again, particularly once fundamental research and stock picking came back into favor. At the same time, we focused on bringing in talented, like-minded equity investment professionals with long-term track records in new areas for us. We've made great progress there.

Now, I am on slide 8. We made an exceptional addition to our equities platform when we acquired Kurt Feuerman and his team from Caxton in May 2011. Kurt, a 32-year industry veteran, and his team brought a disciplined process rooted in fundamental analysis and macro insights, combined with an unconstrained approach in flexibility to respond to market conditions. Their offering, which we launched beginning in late 2011 as Select US Equity Long only and Select Long/Short, had the style and performance our clients everywhere were asking for. And we had the global reach to make it broadly available.

Select equities has broad appeal with our clients from day one. Long Only has averaged annualized outperformance of more than 400 basis points since inception, and has beaten its benchmark in eight out of the past nine years. Long/Short has delivered positive returns in 13 out of 14 years, with less than half of the volatility of the market. Clients have responded; from just over $1 billion, retail and institutional assets have grown to $10 billion today. Select showed us what we could accomplish for our clients with the right combination of relevance, performance, and reach.

We think we can achieve similar success with WP Stewart, the concentrated growth equity manager we purchased in December, and CPH Capital, the Denmark-based global core equity manager we just agreed to acquire. Like us, WP Stewart employs in-depth research and takes a team approach to visiting and evaluating clients. What they bring to our equity franchise is expertise in creating concentrated portfolios of mid- and large-cap companies with predictable and sustainable earnings growth, and their track record is stellar.

Their concentrated US growth portfolio has outperformed the S&P 97% of the time over the rolling 10-year periods, and their concentrated global growth portfolio has outperformed the MSCI World Index 100% of the time for the rolling 5-year periods. We're already launching their products on our platforms and I'm excited about what we can achieve together.

Soon, we'll add CPH Capital, which currently manages $3 billion in core global equities for institutional clients. As with Select and WPS, CPH allows us to extend our platform in a client-focused way. We do not currently have a global core equity offering, and while CPH shares our high conviction and focus on fundamental stock picking, their style and factor-neutral approach differs from our own style-pure and thematic investing. We expect to close within the next two months and to have client offerings available beginning in the first half of this year.

We're positioning our equity practice in a way that strikes the right balance of knowing what to change and also what to preserve. Slide 9 illustrates how we've maintained our high conviction, our investment discipline, and our deep research culture, while adding capabilities in areas where our clients increasingly want to be. From introducing a suite of absolute-return focused strategies, to expanding our product set and stability equities, to building a presence in highly concentrated portfolios, to bolstering our traditional equity offerings, we've built a business that's designed to meet client needs across the risk spectrum and in every market environment.

Let's move on to retail on slide 10. 2013 was really a tale of two markets for us, specifically for our global high-yield and American income funds, and in Asia ex-Japan. Coming off a record year in 2012 our global retail business generated $2 billion in net inflows through May, driven entirely by strength in Asia ex-Japan, and particularly in global high-yield and American income.

Following the Fed taper talk in May and the subsequent concerns over emerging market growth, our shares in the region and those in the two funds in particular slowed significantly, as investors sought to avoid Treasury and EM exposure in fixed income and rotated out of the asset class and into equities. That last trend is clear at the chart at the top right. Industry bond funds in Asia fell nearly 60% sequentially in the second half of 2013, while equity fund flows increased by nearly 60%.

Our Asia ex-Japan retail net flows swung from positive $2 billion for January through May, to negative $9 billion for June through December, and accounted for all of our global retail net outflows for the year. Full [year] gross sales for the Asia region were down more than 30% and net outflows were about $8 billion. We're working to capture more flows in the region in several equity and alternative and multi-asset products in the pipeline.

In the meantime, strong sales growth in other parts of the world is helping to offset our slow down in Asia. Gross sales increased 12% in EMEA, 21% in the United States, 57% in Latin America last year. The $4.7 billion gross sales increase in these regions combined offset about 40% of the sales decline in Asia. We're also having continued success with offerings we've introduced over the past five years, sales of these newer services were up 49% in 2013 and totaled 26% of our overall gross sales for the year. So our sales are growing in every part of the world, and for our new offerings as well, just not enough to overtake the slowdown in Asia.

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FEBRUARY 12, 2014 / 01:00PM GMT, AB - Q4 2013 AllianceBernstein Holding L.P. Earnings Conference Call

Turning to Private Client on slide 11, 2013 was a year of greater stability and improved flows. Two things are happening that bode well for us in this business. One, strong equity returns have made for much happier clients. And two, all of the enhancements and new flexible solutions we introduced have reenergized our advisors and our clients and brought new clients into the Firm.

In 2013 that translated to higher sales, lower redemptions, and improved flows. Gross sales were up nearly 50%, redemptions fell by 23%. As a result, our total net outflows were less than half the prior year's total, our lowest since 2010.

We also didn't have a single principle FA departure in all of 2013. Our advisors are excited about all the new services we can now offer clients. We are both responsive to their evolving needs and performing well.

Now, in its fourth year, Dynamic Asset Allocation has been successful in lowering volatility in client portfolios while preserving returns, that is displayed at the bottom left. The fund-of-hedge-funds RIC we introduced in October 2012 to make alternative offerings broadly available to private clients has significantly outperformed for the quarter, year, and since inception; that's the chart to the bottom right. Private Clients have embraced the opportunity to add alternative exposure, allocating some $1.5 billion to these strategies since we began offering them to qualified investors.

We've been able to expand our market of addressable clients with our new offerings. To appeal to this growing audience, we've been launching innovative and timely products that clients can add to their existing portfolios or invest in separately. Our AB Securitized Assets Fund as a diversified fixed income exposure, has raised nearly $200 million since its launch in March of 2013; in European opportunities a concentrated equity portfolios that seeks to exploit opportunities in the eurozone recovery, raised nearly $230 million in its first three months. We're taking a more tailored approach to helping clients achieve their asset allocation wealth objectives and how they appreciate that we are innovating on their behalf.

I'll finish up our business highlights with Bernstein Research Services on slide 12. It was another very strong year for our sell-side business; even as activity levels remain muted in the US, our largest market, we still managed to generate higher total, quarterly, and annual revenues. Fourth-quarter revenues were up 6% sequentially and 9% year on year, and annual revenues were up 7%, our highest since 2008.

Our success extending our global presence is shaping up to be a key driver of topline growth. In 2013 our revenues from Europe and Asia were up by strong double digits. Today, these two markets account for about one-third of our revenues, up from less than one-quarter of revenues, four years ago.

As we expand our presence we're building a reputation for our integrated global research insight; that's coming through in the results of third-party fund manager surveys. We're also building regional reputations as strong as the one we've had in the US for years.

In 2014, the European II survey just out last week, we held our number-10 ranking overall and moved up a spot on a weighted basis from 7 to 6. And now with our Asia build out nearly complete and ahead of the revenue and client penetration targets we've set, we can follow the same trajectory of success there. I'm very proud of all the team has accomplished.

To wrap up 2013 was another year of meaningful progress for us in our long-term strategy to continually improve how we deliver for our clients, and exploit new opportunities across our businesses around the world. Slide 13 hits the high points. We've held our long-term fixed income performance premiums through volatile times and significantly improved our equity track records.

With WP Stewart and CPH coming on board this year, we'll even have more to offer our clients going forward. We've maintained high levels of client activity and grew sales in every asset class in every region in institutional.

In retail we grew sales in every region beyond Asia. We kept innovation front and center with clients and we're welcoming our new and flexible solutions. We've made real progress on our financial goals, adding 5 points to our adjusted margin in 2013, thanks in part to $125 million in adjusted non-comp expense reductions we've made since 2011.

We're a stronger, more balanced firm today, and the credit goes to all the hard-working people here at AB who have been relentless in their focus on delivering for our clients and ensuring our Firm is on a path to growth. We still have work to do, but I am confident we'll keep moving forward from here.

With that, I'm going to turn it over to John for a discussion of the quarter's financials. John?

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FEBRUARY 12, 2014 / 01:00PM GMT, AB - Q4 2013 AllianceBernstein Holding L.P. Earnings Conference Call

John Weisenseel - AllianceBernstein Holding LP - CFO

Thank you, Peter.

My remarks today will focus primarily on our adjusted results. As always, you can find our standard GAAP reporting in this presentation's appendix, our press release, and 10-K.

Let's start with the highlights on slide 15. Fourth-quarter adjusted revenues and expenses both increased sequentially. For the year, revenues were up 6% and expenses were down 1%.

Our adjusted operating margin in the fourth quarter improved to 29% from 22.6% in the third quarter. 2013 full-year adjusted operating margin increased to 24% from 18.8% in 2012. Adjusted earnings per unit were $0.60 for the quarter, versus $0.40 in the third quarter. For the full year, adjusted earnings per unit increased 39% to $1.78 from $1.28 in 2012.

Now, I'll review the quarterly GAAP to adjusted operating metrics reconciliation on Slide 16. Fourth-quarter adjusted operating income was $10 million lower than GAAP operating income, primarily due to the following four items. First, we adjusted for the $2 million non-cash real estate charge we took in the fourth quarter, which was included in GAAP expenses. This charge represents a true-up of real estate charges recorded in prior periods resulting from changes to market assumptions.

Second, we excluded the $11 million reduction in contingent payment arrangements that was recorded as a reduction to GAAP expenses. We reduced our estimated contingent payment liability relating to our acquisition of the SunAmerica's Alternative Investment Group in 2010, based on lower projected revenue sharing and payments. Third, we excluded $3 million in acquisition related expenses, primarily severanced and professional fees related to the WP Stewart acquisition, which were included in GAAP expenses.

Fourth, we excluded the $3 million of investment gains related to the 90% non-controlling interest in the venture capital fund from net revenues. We have chosen to exclude the reduction in contingent payment arrangements and the acquisition related expenses, along with the other adjustments discussed for purposes of calculating our adjusted operating results, since we do not consider these items part of our core, ongoing operations.

Slide 17 provides the full-year GAAP to adjusted reconciliation. The largest driver of the difference between GAAP and adjusted operating income was the $28 million in non-cash real estate charges we recorded throughout the year related to our global real estate consolidation plan. I will provide you with an update on our progress in the coming slides.

Now I'll turn to the adjusted income statement on slide 18. Fourth-quarter adjusted net revenues of $638 million were up 10% versus third quarter. Full-year revenues of approximately $2.4 billion were up 6% from 2012. Adjusted operating expenses of $453 million were up 1% sequentially. Full-year expenses of approximately $1.8 billion were down 1% from 2012. Adjusted operating income of $185 million for the quarter increased 41% sequentially.

Full-year adjusted operating income of $575 million was up 36% versus 2012. Adjusted earnings per unit for the fourth quarter was $0.60, and our cash distribution will also be $0.60. For the full year, adjusted earnings per unit were $1.78, up from $1.28 in 2012, and our distribution was $1.79 per unit, up from $1.23 in 2012. Slide 19 provides more detail on our adjusted revenues.

Base fees for the fourth quarter increased 1% sequentially, primarily due to higher Private Client revenues. The 6% increase versus the prior full year is primarily due to an increase in retail average AUM. Performance fees of $44 million for the fourth quarter were significantly higher than those recorded in the third quarter, since we recognize performance fees on services as revenues at the conclusion of their calculation periods, which in most cases end in the fourth quarter.

Of the $44 million, $7 million related to the strategic opportunities fund that we managed and liquidated during the fourth quarter. The remaining $37 million came primarily from performance fees earned on our fund-of-funds and equity offerings.

Annual performance fees of $54 million resulted from fees earned on our fund-of-funds and equity offerings, and increased $5 million versus the prior year. Performance fees for 2012 included $22 million of net fees earned in the third quarter when we liquidated the public private investment partnership, or PPIP fund we managed.

Bernstein Research Service revenues increased 6% sequentially and 7% on an annual basis due to an increase in client activity of both Asia and Europe. Investment gains and losses include seed investments, a 10% interest in the venture capital fund, and our broker-dealer investments.

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FEBRUARY 12, 2014 / 01:00PM GMT, AB - Q4 2013 AllianceBernstein Holding L.P. Earnings Conference Call

In the fourth quarter, we had higher gains in our seed capital investments compared with the third quarter. For the full year, we had lower gains in our seed capital investments than in 2012. We ended the fourth quarter with $442 million in seed capital investments, the majority of which is hedged. Seed capital increased $39 million for the third quarter, primarily as a result of additional net investments and market appreciation.

Now, let's review our adjusted operating expenses on slide 20. Beginning with compensation expense. We accrue total compensation, excluding other employment cost, such as recruitment and training, as a percentage of adjusted revenues. We accrued compensation at a 45.3% ratio for the fourth quarter, and 48.7% for the full year.

In the first nine months of 2013, we accrued at a 50% ratio. However, with higher-than-expected fourth-quarter revenues, primarily due to higher performance fees, we were able to accrue compensation at a lower ratio of revenues while still meeting our compensation objectives. Lower severance payments in 2013 and higher forfeitures of incentive comp granted in prior years, also played a part in our ability to meet our compensation objectives for 2013. The 4.7 point reduction in our comp ratio for the quarter added approximately $0.11 to our fourth-quarter EPU.

Total compensation and benefits was down 1% sequentially. Although the comp ratio was lower for the year, compensation and benefits were up 4% due to higher revenues. We ended the fourth quarter with 3,295 employees.

Now, looking at our non-compensation expenses. Fourth-quarter promotion and servicing expenses increased 12% sequentially, primarily due to higher T&E resulting from higher client related travel. You will recall that the third-quarter promotion and servicing expenses were at the lower end of the expected ranges due to lower levels of summer business activity. Promotion and servicing expenses increased 3% in 2013 from 2012, due to higher marketing and trade execution costs.

Fourth-quarter G&A expenses of $107 million were up 3% sequentially, primarily resulting from higher portfolio service fees. 2013 G&A declined 14%, primarily due to lower occupancy expenses with the remainder from lower professional fees and technology expenses.

Now let's move on to slide 21, adjusted operating results. This slide summarizes the improved adjusted operating results that I've already discussed. The higher adjusted operating margins for both the fourth quarter and full year results from lower compensation ratios and improved operating leverage realized from our cost reduction initiatives.

The full-year 2013 effective tax rate for AllianceBernstein LP was 6.5%. This was lower than expected because of a change in actual, taxable income mix versus forecast, with a higher percentage of income derived from lower tax jurisdictions.

I will finish with an update on our global real estate consolidation plan, as outlined on slide 22. We began Phase I of our consolidation plan in 2010 and then added Phase II in 2012. Each phase targeted specific floors for consolidation within our global office footprint. In that time we have vacated more than 900,000 square feet of office space, and made it available for sublease.

In third quarter 2013, we identified an additional opportunity outside our original scope for Phase I and II to further consolidate our White Plains office location. We recorded an incremental charge and realized additional occupancy savings. To date, we have recorded write-offs of $350 million and realized approximately $70 million in annual adjusted occupancy savings from these activities.

Although we have included these write-offs in our GAAP financial results, we have excluded them from our adjusted operating results. There may be additional adjustments, both increases and decreases, to previous write-offs until all vacant space is sublet if market conditions change. Of the $350 million total, $217 million has been recorded to date for Phase II, for which the expected range of write-offs remains $225 million to $250 million. So far we have successfully sublet 92% of the Phase I space and 70% of the Phase II space.

During the past several years, we have reduced our office footprint by approximately 40% to better align it with our current and anticipated staffing levels, and have realized a meaningful reduction in our ongoing cost structure. We will continue to search for further consolidation opportunities, and may be able, on occasion, to identify additional floors to vacate and sublease on an ad hoc basis.

With that, Peter, Jim, and I are pleased to answer your questions.

QUESTION AND ANSWER

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FEBRUARY 12, 2014 / 01:00PM GMT, AB - Q4 2013 AllianceBernstein Holding L.P. Earnings Conference Call

Operator

(Operator Instructions)

Cynthia Mayer, Bank of America Merrill Lynch.

Cynthia Mayer - BofA Merrill Lynch - Analyst

Hi, thanks a lot. You give a lot of color on performance by strategy, which is great, but not so much on assets by strategy.

So I'm just wondering if you could -- or fees by strategy, I'm just wondering if you could give a little color on which strategies are the largest assets at this point both in equities and fixed? Particularly say, the $64 billion in retail taxable fixed assets, is that mostly high-yield or is that something else? Thanks.

Peter Kraus - AllianceBernstein Holding LP - Chairman and CEO

Good question, Cynthia. Of course we're not -- we don't have all that data for you. I guess there hasn't been that much of a change in the character of the assets quarter to quarter.

The Asia ex-Japan assets that had suffered some redemptions as I noted are taxable assets in global high-end yield and American income. Assets that we are bringing in are also in fixed income, also credit intensive assets, so they are similar types of assets. So I guess I'd answer the fixed income question that way.

On equity side the equity assets coming in are a range of assets, US equities as we talked about, continued success in our whole range of mid to small cap assets. Thematic assets where we've had very strong performance the last six months, and although we've been saying for the last few years that we thought we'd see a turnaround in our core services, we actually have now seen that turn around. And there are clients who are reallocating to us because of that performance. If you want more detail, I think you can follow up with Andrea, she'd be happy to give it to you.

Operator

Matt Kelley, Morgan Stanley.

Matt Kelley - Morgan Stanley - Analyst

Morning, guys thanks for taking my questions. I first wanted to ask -- actually I will follow-up on what you just said Peter on the clients coming back to you on the equity side on some of the core services. And looking at your one-year performance for institutional equity quite strong; three-year, five-year more mixed, and worse than the one-year, but I'd be curious in your conversations with consultants and other institutions what those dialogues are. Obviously your RFP activity has picked up, but how far away do you think you are from winning more the institutional RFPs that you're -- RFPs converting to wins I guess is the question.

Peter Kraus - AllianceBernstein Holding LP - Chairman and CEO

Look, Matt, I think that's always a difficult question to answer. I'll try to be consistent with what we said in the past. We have noted time and time again that during the period of underperformance in value and growth, that there were very clear reasons for that underperformance and it wasn't due to our research process being broken, it wasn't due to the fact that the way we invested was never going to produce returns again. It was due to the preference of investors to buy, which we noted many times, safer stocks with higher yields.

That's changed. And we believe that there's a trend there. We believe that, that's going to continue for a while. I think we noted last quarter we actually had an interesting slide that talked about value's history over the last 50 years -- or 40 years, where we noted periods of time when there was underperformance and periods of time when there was outperformance.

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FEBRUARY 12, 2014 / 01:00PM GMT, AB - Q4 2013 AllianceBernstein Holding L.P. Earnings Conference Call

This is the beginning period of time of outperformance. I think there are clients that have been with us a long period of time that know that, and that's why they have, in their judgment, allocated assets to us to take advantage of that.

I think the consultant community and clients who are not currently allocated to those strategies are going to watch carefully but probably move cautiously. That's their nature. I do think that we're being very outspoken about this and we may convince people more quickly than normally that the performance is really attractive for a couple of reasons. One, because I think we've been consistent on the point, and we've had a long period of outperformance over time, and these are very consistent teams that have been in place for virtually inception to date.

Secondly, because investors are so sparsely allocated to these services because the underperformance went for a period of time, and because people really were not comfortable with volatility that came with those services, there's very little money allocated in these spaces.

And so I think that it is more than likely that money will come back into these spaces sooner versus later because of that low allocation. But I'm predicting, and you can't take that to the bank.

Operator

Robert Lee, KBW.

Robert Lee - Keefe, Bruyette & Woods - Analyst

Thanks, good morning, guys. Two questions. First one is maybe John, can you give us a little bit of color as we look forward on what we should be thinking about as a comp ratio expectation for 2014, is there some kind of 50% target or since we're beating that we should think that, that the full-year comp ratio is more in line with what expectations are?

And then maybe, Peter, if you could possibly give a little bit more color in what the different strategies in the other bucket? I mean that's clearly been pretty good driver, catch all, been a very good driver of flows, assets in there are up 40% year over year if I looked at the numbers correctly. So maybe a little bit of more granular color on which strategies specifically in there are driving that, that would be helpful. Thanks.

Jim Gingrich - AllianceBernstein Holding LP - COO

This is Jim. I'll let Peter answer the first question, but let me tackle your -- or second question, let me tackle your first question. In terms of compensation let me offer up a couple of thoughts: one is, as we've talked about a number of times, we think that if we can grow the Company over time there's going to be significant operating leverage in both the non-compensation portion of our P&L but also to a degree in the compensation portion of our P&L.

In thinking near term, a couple of thoughts: one is we don't plan on what performance fees are going to be over the course of the year until those performance fees are realized. As we sit here today we know that markets are flat to down for the year.

And the second thing is that as we look at the opportunities that we have, today, we see several opportunities to invest, to bring in teams and build the business that will have near-term comp implications. So I think it's probably prudent to continue to plan on a 50% comp ratio going forward. But we'll see how that plays out depending on how the year unfolds.

Peter Kraus - AllianceBernstein Holding LP - Chairman and CEO

On your second question, Robert, as noted in the slide I think it says that there are asset allocation assets and alternatives in that bucket, but to give you a little bit more color on that. So again, we've talked for the last few years on building a multi-asset capability, talked about Dynamic Asset Allocation, we've talked about growth in assets in that space, we've talked about our focus on the defined contribution space, target date, customized retirement solutions, lifetime income solutions, factor funds. All those things that we've been focused on that we started from scratch, you built from zero, continue to grow. And they're growing because they're in demand and because they make sense for large, institutional clients.

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FEBRUARY 12, 2014 / 01:00PM GMT, AB - Q4 2013 AllianceBernstein Holding L.P. Earnings Conference Call

Just to segue a second on that, large institutional clients and sub-advised clients have two persistent characteristics. One is they hire numerous managers, and two is they tend to hire managers with good track records. That has two implications. One is every manager has their own risk diversifiers built into them.

So if you hire multiple managers you have essentially a potential for over diversification. And secondly is when you hire managers that always have good track records, they tend to be exposed to similar factors; that goes back to the question that Matt asked about deep value.

So these factor funds give institutional investors an opportunity to diversify and do so in a way that doesn't upset the apple cart in their manager selection process. Same thing for securities or services like Dynamic Asset Allocation, also a chance to actually create some additional alpha from an asset allocation process different from your existing manager line up. In the alternative space, we've talked about Kurt Feuerman's business, the long/short business, we've launched other alternative products like real estate, and fixed income, both the mortgage assets and residential and commercial, and we just keep building those businesses.

And of course we've made some comments about our fund-of-funds business and the performance of that and that keeps growing as well. So look, we're just going to keep at it and those assets are going to keep getting bigger.

Operator

Bill Katz, Citi.

Bill Katz - Citigroup - Analyst

Thank you very much for taking my questions and I really appreciate the very comprehensive press release and supplement, very, very helpful. First question I have if you could go back maybe from a macro perspective Peter I know there's a little prognostication with this, but just given the likelihood of further US tapering, what breaks the dynamic of the elevated attrition outside the United States and Asia? And I guess maybe the correlated question is, is there enough momentum on the gross sale side in the rest of the business to migrate from outflows to inflows as we work through this year?

Peter Kraus - AllianceBernstein Holding LP - Chairman and CEO

It's a good question, Bill. Look, I think that we're really excited about the growth in positive flows. Positive flows, not outflows, positive flows all over the world with the exception of Asia ex-Japan. And we believe that we've got positive momentum there, we've got strong equity performance, strong fixed income performance, more services available, more innovative products, WP Stewart, CPH Capital, these are all additive and all services that have strong track records that are saleable today.

In Asia ex-Japan, two things. One is, many of those innovative services and new services are going on platforms in Asia as well. And as I noted in my commentary, equity rotation in Asia in the last two quarters grew substantially. Now, what happens in January given the down markets, we'll see. Clearly, the emerging market concerns had an impact on our global high-yield service. I expect over 2014 emerging market exposures will resolve themselves. Meaning that I think that the volatility will decline, and so that should have a positive impact on accelerating outflows, if you will.

We also have announced a new dividend class in global high-yield that competes with other smaller competitors who have announced gross dividend classes, and that will help our capabilities as well in that marketplace. I was just in Taiwan, we have an incredibly strong brand there and incredibly strong relationships, and I think that, that will play to our strength over time. I can't predict what will happen with those flows, and I think that they will probably be volatile. But I believe that we've got a very strong market presence and very strong share. And as I say, new services to bring out and over time emerging market credit, which is actually pretty attractive today in terms of yield, is going to have an attractive impact in that market.

Operator

Michael Kim, Sandler O'Neill.

Michael Kim - Sandler O'Neill & Partners - Analyst

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FEBRUARY 12, 2014 / 01:00PM GMT, AB - Q4 2013 AllianceBernstein Holding L.P. Earnings Conference Call

Hello guys, good morning. A couple questions. First just following up on the fixed income side, be curious to get your take on the opportunity seemingly developing for institutional managers, assuming pension plans increasingly shift into more defensive asset allocations now that they may be closer to being fully funded.

And then second just as it relates to product development, you've obviously have good success thus far raising a lot of assets from newer strategies, but just wondering if there are any particular offerings that are maybe approaching three- or even five-year track records that have strong performance and maybe positioned for a step up in demand?

Jim Gingrich - AllianceBernstein Holding LP - COO

Well on the latter part of your question Michael, there are a number of services that we're excited about. As Peter has mentioned our Unconstrained Bond service is having significant success in the institutional channel. Our Select Long/Short service, which while an acquisition is a service that we put in 1940 Act form as well as UCITS Form is having a lot of traction. We, in the real estate debt space, similarly we're very excited about what that holds. So as you go across from fixed income to equities to alternatives there are activities and developments that I think we're excited about every place we look.

Peter Kraus - AllianceBernstein Holding LP - Chairman and CEO

In our core services equity opportunities, global opportunities I think we call it, has got a great three-year track record and now five-year track record and that's changing. So now that's a really top decile performer. And in our emerging market growth area, we've also got now very strong three-year track records. And so some of those core services Michael that are not necessarily new but we've been working on for the last few years are actually now in top quartile or top decile positions. And we think that, that is going to break incremental flow for us as well.

I also think in the fixed income space -- as Jim mentioned the Unconstrained Bonds, there's also -- and we mentioned this, there's also an interesting growth in defined-benefit plans and large institutional investors moving to illiquid credit. So credit instruments where there is clearly not that much liquidity in the market, but there is attractive credit spreads; we see that in the commercial mortgage space, we see that in the residential mortgage space, we see that in middle-market lending. And we see that in the Unconstrained Bond space, and so that's a trend that we think will continue to grow.

Operator

Cynthia Mayer, Bank of America, Merrill Lynch.

Cynthia Mayer - BofA Merrill Lynch - Analyst

Hi, thanks for the follow-up. Just a couple of follow-ups actually. One is just to understand on the comp if I look back, back to the last time you had big performance fees in 2006 and 2007, in those days it seemed like there was an echo of the performance fees in comp. But this time you guys have strong performance fees, but comp actually went down. So should I assume going forward too for next year that performance fees don't really affect the comp?

Peter Kraus - AllianceBernstein Holding LP - Chairman and CEO

Well obviously performance fees do affect comp, meaning that I don't want to give anybody the impression that we have performance fees and we don't pay investors, that's just not happening. Of course we're paying the investors their share of the performance fees. But you have to remember the leverageability in the business, and we've said all along that if we can grow revenues we will be able to take the comp to revenue ratio down, and so that's what happened with the performance fees. Not all performance fees have comp to revenue ratios of 50% or greater.

John Weisenseel - AllianceBernstein Holding LP - CFO

Cynthia, this is John. Just to add to Peter's comment, I think the way you should look at this is that at the end of the third quarter we had mentioned to you that we were accruing at a 50% ratio year to date, and that was based upon what our outlook for revenue was for the full year. And keeping in light in terms of what we thought we had to pay our folks, a competitive market rate. And so what happened here with the fourth quarter with the huge run-up in the markets, the revenues were much higher than we had projected at the end of the third quarter; we were still able to pay our folks the same amount or a bit more than we had expected at the end of the third quarter and still lower the comp ratio.

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FEBRUARY 12, 2014 / 01:00PM GMT, AB - Q4 2013 AllianceBernstein Holding L.P. Earnings Conference Call

So I think you should just look at it in light of that. In looking forward to 2014 to Jim's comment, given what we see in the markets in January, and the investments that we're making in our business, it's prudent to continue this year with a 50% comp ratio at this juncture.

Cynthia Mayer - BofA Merrill Lynch - Analyst

Got it, that's really helpful. And then just going back to retail fixed income, if I look at page 28, it looks like those strategies underperformed for the last year while overall fixed income seems like it outperformed. But just looking at the retail fixed income, how important is one-year performance to that -- to those clients versus other like the macro that you're talking about, or say the absolute yield level or things like that? How important is that performance? And does that further pressure outflows or you really think it's really more about macro and yield?

Peter Kraus - AllianceBernstein Holding LP - Chairman and CEO

So the performance numbers you're looking at are benchmark numbers and those are, while important, they are a little bit less significant than competitive performance and absolute yield. Those are the two things that really drive the sales in that market. But if you look at the chart that we gave you that reflects industry gross sales changes, there's no way you could get away from the tidal wave of a 60% decline in gross sales in the industry.

And that was reflective of the Fed tapering action and concerns in emerging markets. I think the taper action is pretty clearly communicated, so that's a lot less of a surprise. And as I said, I think emerging markets will resolve themselves, meaning I think that they are not going to continue to fall like a knife. I think they will be revalued, they are being revalued. And at a certain point currencies adjust and yields become particularly attractive, and when that occurs, global high-yield is going to be an attractive fund from yield point of view and investors will come back into that market.

Cynthia Mayer - BofA Merrill Lynch - Analyst

Got it. Thanks a lot.

Operator

Matt Kelley, Morgan Stanley.

Matt Kelley - Morgan Stanley - Analyst

Great, thanks for taking another question for me. I'm not sure how much you can provide on this, but the $44 billion that you guys have in other services as of year end, I'd just be curious any detail or breakdown you can give us what's fund-of-funds, what's allocation, what's long/short, or anything like that would be helpful. And how you think about each of those individual buckets, which have the strongest potential for growth from here?

Peter Kraus - AllianceBernstein Holding LP - Chairman and CEO

So I appreciate your question but we're not yet in a position to breakout all that detail. But I'll give you some -- again, some color. All of those areas are growing. And you have to remember what I said earlier, we started at zero, we decided to build these businesses, we've been at it now for the better part of call it three years. And I don't -- we haven't reduced our concentration, our focus on growing any of those three.

As Jim mentioned, the US Select Long/Short is now in 1940 Act form, we recognize the trend in the 1940 Act world in alternatives, we have populated a number of 1940 Act funds that have short track records that are coming up to three years by the middle to the end of 2014. So I think that we believe that, that area will continue to grow in all three of the components that we've mentioned. So the asset allocation service, the single manager services, and the fund-of-funds service, all three are going to grow.

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FEBRUARY 12, 2014 / 01:00PM GMT, AB - Q4 2013 AllianceBernstein Holding L.P. Earnings Conference Call

Matt Kelley - Morgan Stanley - Analyst

Okay, thanks.

Operator

(Operator Instructions)

Bill Katz, Citi.

Bill Katz - Citigroup - Analyst

Thanks for taking the follow-up as well. Just coming back to expenses for a moment, is there anything on the non-comp side that was particularly unusual in the quarter? Or maybe a better way to answer it, as you look into 2014 do you see any major reinvestments, and within that could you update us on where you are in terms of residual savings on real estate consolidation?

John Weisenseel - AllianceBernstein Holding LP - CFO

Sure Bill, it's John. I think what we saw in the fourth quarter is really in terms of both promotion and servicing and G&A. It's just a bit of a bounce back from the third quarter where we had the lower summer client business activity, and expenses were lower than typically we would expect. So I think right now where we are is more the normal that you would expect going forward. Things could pop a bit higher from time to time in different quarters depending upon the level of T&E based upon client activity, or if we have additional marketing expenses related to client conferences. I think pretty much where we are right now is what one should expect going forward with the potential for a tad higher from time to time.

As far as the real estate savings, as I mentioned, we've realized $70 million over the past couple of years, so that's already in the numbers. And so everything that we've identified and that we've written off, those savings have been realized. So anything going forward if we're able to on an ad hoc basis identify a floor or two in future quarters, they would result in incremental write-offs as well as incremental savings, and we would notify you of what those would be at that particular point in time.

Bill Katz - Citigroup - Analyst

Okay, thanks for the extra question.

Operator

There are no further questions in queue at this time; I'll turn the call back over to Miss Prochniak.

Andrea Prochniak - AllianceBernstein Holding LP - Director of IR

Thank you. Thanks everyone for participating in our conference call today. If you have any follow-ups, feel free to contact Investor Relations. Thanks and have a great day.

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FEBRUARY 12, 2014 / 01:00PM GMT, AB - Q4 2013 AllianceBernstein Holding L.P. Earnings Conference Call

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